Exhibit 99.1

CENDANT CORPORATION IN DISCUSSIONS REGARDING POTENTIAL SALE OF
ITS MORTGAGE BUSINESS

New York, NY– July 20, 2004 - Cendant Corporation (NYSE: CD) announced today that it is in discussions with a potential purchaser regarding the sale of Cendant’s mortgage business as well as the creation of an ongoing relationship between the parties providing for Cendant’s continued participation in the mortgage business through its residential real estate, relocation and settlement services businesses. It is currently anticipated that the potential transaction, if completed, would result in net proceeds to Cendant at the time of sale of between $750 million and $1 billion, after repayment of approximately $5 billion to $6 billion of associated indebtedness.

The terms of the potential transaction are subject to completion of due diligence, determination of an appropriate structure regarding Cendant’s ongoing participation in the mortgage business and negotiation of definitive agreements. There can be no assurance that the parties will enter into a definitive agreement for any transaction or that any transaction will be completed.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projections, and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended March 31, 2004.

Media Inquiries:	Investor Inquiries:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920